Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Silicon Laboratories Inc. 2009 Stock Incentive Plan (as amended and restated on April 20, 2017) and the 2009 Employee Stock Purchase Plan (as amended and restated on April 20, 2017) of our reports dated February 1, 2017, with respect to the consolidated financial statements and schedule of Silicon Laboratories Inc. and the effectiveness of internal control over financial reporting of Silicon Laboratories Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Austin, Texas

July 26, 2017